                                                                      EXHIBIT 21


                 SUBSIDIARIES OF LIBERTY GROUP PUBLISHING, INC.




         Subsidiaries

Liberty Group Operating, Inc.
Liberty Group Arizona Holdings, Inc.
Liberty Group Arkansas Holdings, Inc.
Liberty Group California Holdings, Inc.
Liberty Group Idaho Holdings, Inc.
Liberty Group Illinois Holdings, Inc.
Liberty Group Iowa Holdings, Inc.
Liberty Group Kansas Holdings, Inc.
Liberty Group Louisiana Holdings, Inc.
Liberty Group Michigan Holdings, Inc.
Liberty Group Minnesota Holdings, Inc.
Liberty Group Missouri Holdings, Inc.
Liberty Group Nebraska Holdings, Inc.
Liberty Group Nevada Holdings, Inc.
Liberty Group New York Holdings, Inc.
Liberty Group North Dakota Holdings, Inc.
Liberty Group Pennsylvania Holdings, Inc.
Liberty Group Management Services, Inc.
Liberty Group Suburban Newspapers, Inc.
News Leader, Inc.
Mineral Daily News Tribune Inc.
Elko Daily Free Press
Terry Newspapers, Inc.
Liberty SMC, L.L.C.